Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Proto Labs, Inc. 2022 Long-Term Incentive Plan of our reports dated February 20, 2026, with respect to the consolidated financial statements of Proto Labs, Inc. and the effectiveness of internal control over financial reporting of Proto Labs, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 31, 2026